As filed with the Securities and Exchange Commission on October 31, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISUAL DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

65-0420146
(I.R.S. Employer Identification No.)

1291 SW 29th Avenue
Pompano Beach, Florida 33069
(954) 917-6655
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gail Babitt, CFO
Visual Data Corporation
1291 SW 29th Avenue
Pompano Beach, Florida 33069
(954) 917-6655
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel D. Mayersohn, Esq.
Adorno & Yoss, P.A.
350 East Las Olas Boulevard
Suite 1700
Fort Lauderdale, Florida 33301
(954) 763-1200 telephone
(954) 766-7800 telecopier

From time to time after this registration statement becomes effective
(Approximate date of commencement of proposed sale to public)

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

		Proposed	Proposed
Title of each		maximum	maximum
class of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered	per unit	offering price	registration fee

Common stock (1)	1,302,910	$2.365	$3,081,382	$249

Total Registration Fee

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the “Securities Act”) based on the average of the high and low sale price of the common stock as reported on the Nasdaq SmallCap Market on October 30, 2003.

(2)	For purposes of estimating the number of shares of the registrant’s common stock to be included in this registration statement, the registrant included 66,668 shares of common stock issuable upon the conversion of outstanding shares of Class A-9 Convertible Preferred Stock, 138,967 shares issuable upon the exercise of outstanding warrants and 1,097,275 shares of its common stock presently issued and outstanding.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2003

VISUAL DATA CORPORATION

1,302,910 shares of common stock

     This is an offering of common stock of Visual Data Corporation. All of the shares are being offered by the selling security holders listed in the section of this prospectus entitled “Selling Security Holders.” We will not receive any of the proceeds from the sale of the shares being offered by the selling security holders.

     For a description of the plan of distribution of the shares, please see page 17 of this prospectus.

     Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol “VDAT.” On October 30, 2003 the last sale price for our common stock was $2.40.

     Investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus to read about risks of investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________________ , 2003

BUSINESS
COMMON STOCK OFFERED
USE OF PROCEEDS
RISK FACTORS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
OPINION OF ADORNO & YOSS, P.A.
CONSENT OF GOLDSTEIN LEWIN & CO.

PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

BUSINESS

Our business, products and services

     We are a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries. Our operations are comprised in three operating groups, including:

•	Visual Data Webcasting Group

•	Visual Data Networking Solutions Group (EDNET)

•	Visual Data Travel Group (includes HotelView and ResortView)

     Products and services provided by each of the groups are:

     Visual Data Webcasting Group

     The Visual Data Webcasting Group provides an array of corporate-oriented, web-based media services to the corporate market including live audio and video webcasting, packaged corporate announcements, and information distribution for any business, government or educational entity, and can provide point-to-point audio and video transport worldwide.

     Our Webcasting Group was created to provide online webcasting services, a cost effective means for corporations to broadcast analyst conference calls live, making them available to the investing public, the media and to anyone worldwide with Internet access. We market the webcasting products through a direct sales force and through channel partners. Each webcast can be heard and/or viewed live, and then archived for replay for an additional fee with an option for accessing the archived material through a company’s own web site. Major corporations and small businesses are hiring us to produce live webcasts and custom videos for the web to communicate corporate earnings announcements, conference calls on the web, on-demand audio and video media, product launches, internal training, corporate video news and profiles, crisis communications, and basic online multimedia fulfillment.

     Our Webcasting Group, which represented approximately 53%, 50% and 30% of our revenues from continuing operations for the nine months ended June 30, 2003 and the years ended September 30, 2002 and 2001, respectively, generates revenues through production and distribution fees.

     Visual Data Networking Solutions Group

     Our Networking Solutions Group, which is comprised of our Entertainment Digital Network, Inc. (“EDNET”) subsidiary, provides connectivity within the entertainment and advertising industries through its private network, which encompasses production and post-production companies, advertisers, producers, directors, and talent. The network enables high-speed exchange of high quality audio, compressed video and multimedia data communications, utilizing long distance carriers, regional phone companies, satellite operators, and major Internet service providers. The Networking Solutions Group also provides systems integration and engineering services, application-specific technical advice, audio equipment, proprietary and off-the-shelf codecs, video compression and transport equipment, teleconferencing equipment, and other innovative products to facilitate our broadcast and production applications.

     Based in San Francisco, EDNET develops and markets integrated systems for the delivery, storage and management of professional quality digital communications for media-based applications, including audio and video production for the North American advertising and entertainment industries. EDNET has established a private wide-area network (WAN) through strategic alliances with long distance carriers, regional telephone companies, satellite operators and independent fiber optic telecommunication providers, which enables the collaborative exchange of high quality audio, or for compressed video and multimedia data communications. EDNET also provides engineering services, application-specific technical advice, and audio, video and networking hardware and software as part of its business.

     Our Networking Solutions Group manages a global network of over 500 North American affiliates, and nearly 200 international associates, in cities throughout the United States, Canada, Mexico, Europe, and the Pacific Rim. Our Networking Solutions Group, which represented approximately 42%, 43% and 56% of our revenues from continuing operations for the nine months ended June 30, 2003 and the years ended September 30, 2002 and 2001, respectively, generates revenues from the sale, rental and installation of equipment, network usage, distribution fees and other related fees.

     Visual Data Travel Group

     The Visual Data Travel Group produces Internet-based multi-media streaming videos such as hotel, resort, golf facility, travel destination and time-share productions designed to keep a high level of viewer interest. These concise, broadband-enabled “vignettes” generally have running times from two to four minutes. In addition to the high-end vignettes, we offer a commercial on the web (“COW”), which consists of a two minute narrated photo presentation of corporate properties. We warehouse all of our travel content on our own on-line travel portal Travelago.com.

     The Visual Data Travel Group, which represented approximately 5%, 7% and 9% of our revenues from continuing operations for the nine months ended June 30, 2003 and the years ended September 30, 2002 and 2001, respectively, generates revenues from production and distribution fees. We own or co-own virtually all the content we create, which we believe provides us with desirable content for syndication.

Sales and marketing

     We use a variety of marketing methods, including our internal sales force and channel partners, to market our products and services. One key element of our marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for our products and services. By offering our products and services in conjunction with the distributors products, we believe these distribution agreements enable us to take advantage of the particular distributors’ existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years. For the nine months ended June 30, 2003 and 2002, we provided webcasting services to two significant customers for each fiscal quarter. Revenue for these customers totaled approximately $1,400,000 and $1,816,000 for the nine months ended June 30, 2003 and 2002, respectively. For the nine months ended June, 2003 and 2002 the sales to CCBN were approximately 19% and 7% of total consolidated revenue, respectively. For the nine months ended June 30, 2003 and 2002 the sales to PR Newswire were approximately 7% and 21% of total consolidated revenue, respectively. CCBN was a customer of MOD therefore we did not have any revenues from this customer until the quarter ended March 31, 2002. During the later part of fiscal 2002, PR Newswire created an operating group, Multivu, to manage the large video events. In addition, PR Newswire transitioned their audio only webcasting business to Thomson Financial. The contract with either of these customers can be terminated upon a 30_day notification. See Risk Factors below. Other than this agreement, no other agreement with a distributor has represented more than 10% of our revenues during these periods.

Recent developments

     On October 22, 2003 we executed an agreement and plan of merger agreement with privately held Onstream Media Corporation to acquire the remaining 72% of Onstream Media that we do not presently own. In December 2001, we acquired an initial 20% stake in and formed a strategic partnership with Onstream Media. In March 2003, we increased our ownership in Onstream Media to 28.6%. Messrs. Randy S. Selman and Alan Saperstein, officers and directors of Visual Data, are members of the board of directors of Onstream Media.

     Under the terms of the agreement, each common share of Onstream Media (other than shares owned by us) shall be converted into the right to receive .1481 restricted common shares of our common stock. It is estimated that at the time of the merger we will issue approximately 2 million shares of restricted common stock to acquire the remaining interest in Onstream Media.

     The closing of the merger is subject to various conditions, including approval by the shareholders of Visual Data and Onstream Media, as well as the completion by us of a financing for a minimum of $6.5 million. Jesup & Lamont Securities Corporation has issued a fairness opinion regarding this transaction to our board of directors.

     In October 2003 we executed a redemption agreement with Palladin Opportunity Fund, L.L.C. and Halifax Fund, L.P. (collectively as “Palladin”) with respect to a 6% convertible debenture due December 8, 2003 and a 6% convertible debenture due May 24, 2004 held by Palladin. Under the terms of the redemption agreement, we redeemed a portion of the 6% convertible debentures for approximately $610,000 in cash and Palladin converted the balance of the debentures into an aggregate of 300,000 shares of our common stock. These shares have previously been registered by us under Section 12(g) of the Securities Act of 1933.

Our executive offices

     Our executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is (954) 917-6655.

Discontinued operations

     During the fiscal year ended September 30, 2001 we had two additional operating groups, the Visual Data Financial Solutions Group and the Visual Data Golf, Leisure and Syndication Group. The Financial Solutions Group was established in November 1999 to address the information needs of the financial sector. For the fiscal year ended September 30, 2001 it represented less than 1% of our revenues. The Golf, Leisure and Syndication Group was formed in December 2000 with the acquisition of the Golf Society of the U.S., which was a membership business that marketed to the golfing community. Its members were provided with the opportunity to acquire equipment, greens fees, trips and various other benefits at a discounted price. The Golf, Leisure and Syndication Group represented approximately 19% of our total revenues for the fiscal year ended September 30, 2001 and its operations represented approximately 23% of our net loss for fiscal 2001. In December 2001 we decided to discontinue the operations of the Financial Solutions Group and the Golf, Leisure and Syndication Group as a result of their adverse impact on our financial condition and in keeping with our overall strategic plan.

     On January 10, 2002, we executed a Stock Purchase Agreement for the sale of the Golf Society of the U.S., the consideration for which was the issuance to us of a $6.5 million 6% convertible debenture. The debenture, which has a five-year term, is convertible into common stock of Golf Society International, Inc., an unaffiliated third party. The terms of the debenture limit our ownership in Golf Society International, Inc. to 19.9%, with the exception of a simultaneous conversion and private or public sale of the investment. On April 30, 2002, we instituted an action in the Circuit Court for the Fifteenth Judicial

Circuit for Palm Beach County, Florida, entitled Visual Data Corporation v. Golf Society International, Inc. and Howard Stern, in which we were seeking damages in excess of $6.5 million for breach of contract, fraud in the inducement, negligent misrepresentation and fraudulent misrepresentation against the plaintiffs. In October 2002 we were awarded a default judgment against the plaintiffs in the amount of $7,457,250. We intend to pursue collection of this amount, although but it is our belief that collection of this default will be unlikely. During fiscal year 2002, we fully reserved the amount of the debenture received from Golf Society International, Inc. as it has ceased operations.

COMMON STOCK OFFERED

     Under this prospectus, the selling security holders listed in the section of this prospectus entitled “Selling Security Holders” may offer and sell up to 1,302,910 shares of our common stock, of which 1,097,275 shares are presently outstanding, a total of 66,668 shares which may be acquired through the conversion of shares of our Class A-9 Convertible Preferred Stock, and a total of 138,967 shares may be acquired through the exercise of outstanding warrants which have an exercise prices ranging from $2.65 to $3.00 per share.

USE OF PROCEEDS

     We will not receive any proceeds from the sales of the common stock offered by this prospectus. Any proceeds that we receive from the exercise of outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

You should not rely upon any forward-looking statements in this prospectus.

     Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

We have an accumulated deficit and we anticipate continuing losses that will result in significant liquidity and cash flow problems. There is significant doubt about our ability to continue as a going concern.

     For the years ended September 30, 2002 and 2001, we incurred net losses of $11,432,173 and $11,552,745, respectively. The report of our independent accountants on our September 30, 2002 consolidated financial statements contained an explanatory paragraph stating that we have incurred significant recurring losses from operations since inception and have a working capital deficit which raises substantial doubt about our ability to continue our business as a going concern. Although our operating expenses have decreased we continue to incur operating losses.

     For the nine months ended June 30, 2003, we had an operating loss from continuing operations of approximately $2,847,000. Our forecast for fiscal year 2003 anticipates a reduction in cash used for operations. At June 30, 2003, we had approximately $221,000 of cash and cash equivalents. At June 30, 2003 we also had approximately $1,000,000 of cash held in escrow to be drawn upon as needed with the approval of the lender. We do not presently have any commitment for capital expenditures. Based upon our current operations and anticipated acquisitions, we will need to raise additional capital through debt or equity to provide for our operations for the next 12 months. In order to service our existing indebtedness, we will need to grow revenues, achieve cost savings or raise sufficient additional capital. In addition, our ability to refinance existing indebtedness is subject to future economic conditions, market conditions, business and other factors. We cannot assure you that we will be able to raise additional working capital to fund these anticipated deficits. If we are unable to significantly increase our revenues or raise working capital when needed to fund our ongoing losses, the viability of our future operations may be in question.

We will need additional financing which we may not be able to obtain on acceptable terms. Our continued existence is dependent upon our ability to raise capital and to market and sell our services successfully. If we fail in one or both of these efforts, our current level of operations as well as the future growth of our business and operations will be severely limited.

     Historically, our operations have been financed primarily through the issuance of debt and equity. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary to fund our ongoing operations. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues, manage our business and control our expenses. We are constantly evaluating our cash needs and existing burn rate. In addition, we have a plan whereby certain non-essential personnel and administrative costs will continue to be reduced so that we may continue to meet operating and financing obligations as they come due. Our ability to grow revenues, achieve cost savings or raise sufficient additional capital will also be necessary to service our existing indebtedness. Our ability to refinance existing indebtedness is subject to future economic conditions, market conditions, business conditions and other factors.

     Based upon an ongoing evaluation of our cash needs, absent a significant increase in our revenues which we do not believe is likely, we will need to raise additional capital to fund our ongoing operations. We cannot assure you that we will be able to raise additional working capital to fund these anticipated deficits. Our ability to raise capital will be further exacerbated if our common stock is delisted from the Nasdaq SmallCap Market as discussed below. In our capital raising efforts we may seek to raise additional capital through the sale of equity and debt securities or a combination thereof. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Visual Data held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.

     If we do not raise funds as needed, our ability to continue our business and operations is in jeopardy. There are no assurances that even if such additional capital is obtained or the planned cost reductions which are implemented are successful, that we will achieve profitability or positive cash flow.

Our primary assets serve as collateral under an outstanding loan agreement. If we were to default on this loan, the lender could foreclose on our assets.

     On December 4, 2001 we entered into a private debt financing transaction under which the lender agreed to lend us up to $3 million. On May 7, 2003 we restructured this loan pursuant to the terms of an Amended and Restated Loan Agreement. The new loan is evidenced by a three year promissory note in the principal amount of $3,000,000 and is collateralized by a blanket security interest in our assets and a pledge of the stock of our subsidiaries. If we should default under the repayment provisions of the secured promissory note, the lender could seek to foreclose on our primary assets in an effort to seek repayment under the note. If our lender was successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

We expect to continue to experience volatility in our stock price.

     Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

•	the announcement or introduction of new services and products by us and our competitors;

•	our ability to upgrade and develop our systems in a timely and effective manner;

•	our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

•	the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

•	technical difficulties, system downtime, or Internet brownouts;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

•	government regulation; and

•	general economic conditions and economic conditions specific to the Internet.

     As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

We are dependent on contracts, some of which are short term. If these contracts are terminated, our results of operations would be materially adversely affected.

     We are dependent upon contracts and distribution agreements with our strategic partners and clients, including CCBN. For the nine months ended June 30, 2003, sales to CCBN represented approximately 19% of our consolidated revenue. The contract with this customer can be terminated upon a 30-day notification. Because of the significant nature of the revenues from this contract to our consolidated results of operations, the termination of any of this contract could have a material adverse effect on our business operations and prospects.

The exercise of options and warrants and the conversion of shares of our Class A-8 Convertible Preferred Stock and Class A-9 Convertible Preferred Stock will be dilutive to our existing shareholders.

     As of October 31, 2003 we had outstanding options and warrants to purchase a total of 2,805,534 shares of our common stock at prices ranging between $2.50 and $257.82 per share. In addition, as of October 31, 2003 we had 232,750 shares of our Class A-8 Convertible Preferred Stock which is convertible into 310,334 shares of our common stock and 20,000 shares of our Class A-9 Convertible Preferred Stock which is convertible into 66,668 shares of our common stock issued and outstanding. This prospectus covers the possible resale of up to 66,668 shares of our common stock issuable upon the conversion of shares of our Class A-9 Convertible Preferred Stock, and the resale of up to 138,967 shares of our common stock issuable upon the exercise of outstanding warrants. The conversion of the Class A-8 Convertible Preferred Stock and/or the Class A-9 Convertible Preferred Stock and the exercise of outstanding options and warrants may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing shareholders.

The number of shares of our common stock issuable upon conversion of the Class A-9 Convertible Preferred can vary based upon the market price of our common stock.

     We have an aggregate of 232,750 shares of Class A-8 Convertible Preferred Stock and 20,000 shares of our Class A-9 Convertible Preferred Stock outstanding as of the date of this prospectus. Each share of the Class A-8 Convertible Preferred is convertible into 1.33334 shares of our common stock. The shares of Class A-9 Convertible Preferred Stock are convertible, in whole or in part, into shares of our common stock at any time at the of the holder, or if not so converted, at any time beginning two years from the date of issuance, the holders of the Class A-9 Convertible Preferred Stock are obligated, upon notice from us, to covert those shares into shares of our common stock. The conversion price is presently $4.50 per share. The conversion feature of the Class A-9 Convertible Preferred Stock is subject to a one time reset to a lower price at the end of two years equal to 90% of the 10 day average price of the underlying shares of common stock, subject to a floor of $2.10 per share.

     Because the conversion price is not fixed, the ultimate number of shares of common stock issuable upon conversion of the Class A-9 Convertible Preferred Stock is unknown at this time. The following table sets forth:

•	the number of shares of our common stock that would be issuable upon conversion of the 20,000 shares of Class A-9 Convertible Preferred Stock based upon the current conversion price of $4.50 per share, and

•	the total number of shares of our common stock that would be issuable upon the conversion of the 20,000 shares of Class A-9 Convertible Preferred Stock based upon the floor conversion price of $2.10 per share.

	No. of Shares	% of
Conversion	of Common Stock	Issued and
Price	Issuable	Outstanding(1)

$4.50	66,668	1.6%
$2.10	142,858	3.5%

(1)	Based upon 4,090,022 shares of our common stock issued and outstanding.

You may be unable to recover against Arthur Andersen LLP.

     Arthur Andersen LLP was previously our independent accountant. Because Arthur Andersen LLP has not consented to the inclusion of their report with respect to our audited financial statements for the fiscal year ended September 30, 2001 which are incorporated by reference into this prospectus, you will be unable to recover against Arthur Andersen LLP under the Securities Act of 1934 for any untrue statements of a material fact contained in our financial statements or any omission to state a material fact required to be stated therein.

Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

     Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested shareholders.

     In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which 232,750 shares of our Class A-8 Convertible Preferred Stock and 20,000 shares of our Class A-9 Convertible Preferred Stock were issued and outstanding at October 31, 2003. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

If the selling security holders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease.

     It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

SELLING SECURITY HOLDERS

     This prospectus relates to periodic offers and sales of up to 1,302,910 shares of common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

•	66,668 shares of common stock issuable upon the conversion of outstanding shares of our Class A-9 Convertible Preferred Stock;

•	138,967 shares of our common stock issuable upon the exercise of outstanding warrants at an exercise prices ranging from $2.65 to $3.00 per share;

•	1,097,275 shares of our currently issued and outstanding common stock.

     The following table sets forth:

•	the name of each selling security holder,

•	the number of shares owned, and

•	the number of shares being registered for resale by each selling security holder.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will, if applicable, exercise the options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon the information contained in a record list of our shareholders.

	Number	Percentage	Shares	Shares to	Percentage
	of shares	owned before	to be	be owned	owned after
Name of selling security holder	owned	offering	offered	after offering	offering

Charter Capital Resources, Inc. (1)	165,477	4.0%	110,477	55,000	1.3%
Trinity Destiny Corporation (2)	53,334	1.3%	53,334	0	—
Neil H. Jones (3)	137,250	3.3%	121,250	16,000	*
Hart Rotenberg (4)	56,435	1.4%	50,435	6,000	*
Joseph Rotenberg (5)	97,664	2.4%	34,209	63,455	1.6%
Neil Berman (6)	208,762	5.1%	202,095	6,667	*
Peter D. Hallam (7)	120,000	2.9%	120,000	0	—
Ed Tuccio (8)	28,800	*	28,800	0	—
Michael A. Kahn (9)	22,500	*	22,500	0	—
Alden Halpern (10)	22,500	*	22,500	0	—
Platinum Partners Global Macro Fund LP (11)	60,000	1.4%	60,000	0	—
Hazelton Capital Limited (12)	15,000	*	15,000	0	—
Simcha Lyons (13)	15,000	*	15,000	0	—
Abraham Schwartz (14)	7,500	*	7,500	0	—
Mark Frohlich (15)	7,500	*	7,500	0	—
Gary Purcell (16)	18,000	*	18,000	0	—
Richard Belz (17)	18,000	*	18,000	0	—
Muller Family Ltd. Partnership (18)	12,000	*	12,000	0	—

	Number	Percentage	Shares	Shares to	Percentage
	of shares	owned before	to be	be owned	owned after
Name of selling security holder	owned	offering	offered	after offering	offering

Tanja Balkan (19)	30,000	*	30,000	0	—
P.R. Diamonds, Inc. (20)	12,000	*	12,000	0	—
Richard Tannenbaum	43,662	1.1%	43,662	0	—
Eric Jacobs (21)	28,215	*	3,556	24,659	*
Brani Weber	24,517	*	24,517	0	—
Anthony G. Annacone	24,517	*	24,517	0	—
Reitler Brown Holdings, LLC (22)	1,167	*	467	700	*
Rolin, Inc. (23)	2,834	*	467	2,367	*
Adelphia Holdings LLC (24)	17,000	*	17,000	0	—
Basic Investors, Inc. (25)	41,419	1.0%	14,751	26,668	*
Larry Zimble	15,244	*	2,533	12,711	*
David Glassman (26)	16,749	*	262	16,487	*
Clifford Friedman (26)	16,916	*	262	16,654	*
Michael Decker	3,423	*	2,533	890	*
Barry Davis	30,952	*	22,808	8,144	*
Lester Byron	2,070	*	1,520	550	*
Jack Keith Kidwell	2,070	*	1,520	550	*
Martin Hodas	22,216	*	15,208	7,008	*
Lyons Capital LLC (27)	8,750	*	8,750	0	*
Trinih TT Bui (28)	62,143	1.5%	57,143	5,000	*
Fred Florio (29)	40,001	1.0%	33,334	6,667	*
Adorno & Yoss (30)	30,000	*	30,000	0	—
Chrome Advisors LLC (31)	3,500	*	3,500	0	—
Loeb & Loeb (32)	34,000	*	34,000	0	—

Total			1,302,910

*	represents less than 1%

(1)	Shares to be offered includes 20,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share and 33,334 shares of our common stock issuable upon the conversion of shares of our Class A-9 Convertible Preferred Stock. Ms. Beryl Ziskind is the control person of Charter Capital Resources, Inc.

(2)	Shares to be offered includes 20,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share and 33,334 shares of our common stock issuable upon the conversion of shares of our Class A-9 Convertible Preferred Stock. Ms. Trinih TT Bui is the control person of Trinity Destiny Corporation.

(3)	Shares to be offered includes 6,250 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $2.65 per share and 15,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(4)	Shares to be offered includes 3,125 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $2.65 per share and 2,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(5)	Shares to be offered includes 1,042 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $2.65 per share and 500 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(6)	Shares to be offered includes 6,250 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $2.65 per share.

(7)	Shares to be offered includes 20,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(8)	Shares to be offered includes 4,800 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(9)	Shares to be offered includes 3,750 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(10)	Shares to be offered includes 3,750 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(11)	Shares to be offered includes 10,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share. Mr. Mark Nordlicht is the control person Platinum Partners Global Macro Fund LP.

(12)	Shares to be offered includes 2,500 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share. Mr. Marvin Igelman is the control person Hazelton Capital Limited.

(13)	Shares to be offered includes 2,500 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(14)	Shares to be offered includes 1,250 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(15)	Shares to be offered includes 1,250 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(16)	Shares to be offered includes 3,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(17)	Shares to be offered includes 3,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(18)	Shares to be offered includes 2,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share. Mr. William Muller is the control person of Muller Family Limited Partnerhsip.

(19)	Shares to be offered includes 5,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share.

(20)	Shares to be offered includes 2,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $3.00 per share. Mr. Pincus Reisz is the control person of P.R. Diamonds, Inc.

(21)	Mr. Jacobs serves as our Secretary.

(22)	Mr. Robert Brown is the control person of Reitler Brown Holdings, LLC.

(23)	Mr. Roger Schwarz is the control person of Rolin, Inc.

(24)	Mr. Peter Christos is the control person of Adelphia Holdings, LLC.

(25)	Mr. Thomas Laundrie is the control person of Basic Investors, Inc., an NASD-member firm. We issued Basic Investors, Inc. 5,001 shares for financial advisory services and 9,750 shares as compensation for acting as placement agent for us in a private placement of our common stock in October 2003.

(26)	Mr. Glassman and Mr. Friedland are each officers, directors and principal shareholders of OnStream Media Corporation, a privately held corporation of which Visual Data is an approximate 29% shareholder and on whose board of directors members of our board of directors sit. As disclosed elsewhere herein, in October 2003 we executed an agreement and plan of merger to acquire the remaining shares of OnStream Media Corporation. This transaction has not closed as of the date of this prospectus.

(27)	Mr. Jason Lyons is the control person of Lyons Capital LLC.

(28)	Includes 57,143 shares of our common stock issuable upon the conversion of shares of our Class A-9 Convertible Preferred Stock. Excludes shares owned by Trinity Destiny Corporation as described in footnote 2 above.

(29)	Includes 33,334 shares of our common stock issuable upon the conversion of shares of our Class A-8 Convertible Preferred Stock.

(30)	Mr. Charlie Pearlman is the control person of Adorno & Yoss. Adorno & Yoss provides legal services to us.

(31)	Mr. Arun B. Ganguly is the control person of Chrome Advisors, LLC.

(32)	Mr. David S. Schaefer is the control person of Loeb & Loeb.

     None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as set forth above. Basic Investors, Inc. is registered broker-dealer and it received the securities as compensation for investment advisory or other financial or business related services rendered to us in the ordinary course of their business. To our knowledge neither this firm or nor any of these individuals have any arrangement with any person to participate in the distribution of such securities.

     We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

     The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by a broker or dealer for its account under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	face-to-face or other direct transactions between the selling security holders and purchasers without a broker-dealer or other intermediary; and

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. The selling security holders and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus. In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. We have been advised by each of the selling security holders that they do not have any open short positions in our common stock as of the date of this prospectus. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

     Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

     We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

•	our annual report on Form 10-KSB for the fiscal year ended September 30, 2002,

•	our quarterly reports on Form 10-QSB for the periods ended December 31, 2002, March 31, 2003 and June 30, 2003,

•	a report on Form 8-K filed on March 26, 2003,

•	a report on Form 8-K filed on May 12, 2003,

•	a report on Form 8-K filed on May 19, 2003,

•	a report on Form 8-K filed on May 29, 2003,

•	a report on Form8-K filed on June 26, 2003,

•	a report on Form 8-K filed on July 2, 2003;

•	a report on Form 8-K filed on August 14, 2003;

•	a report on Form 8-K filed on August 19, 2003; and

•	a report on Form 8-K filed on October 28, 2003.

     This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

     Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference.

     Requests for such documents should be directed to Corporate Secretary, Visual Data Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069, telephone number (954)917-6655. Please note that additional information can be obtained from our website at www.vdat.com.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information may be accessed over the Internet at a site maintained by the SEC at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the following public SEC reference room:

Public Reference Room 450 Fifth Street, N.W. Washington, D.C. 20549

     You may obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

     We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for us by Adorno & Yoss, P.A., Fort Lauderdale, Florida. We have included 30,000 shares of our common stock in this prospectus which are owned by Adorno & Yoss.

EXPERTS

     The consolidated financial statements of Visual Data Corporation and subsidiaries as of and for the year ended September 30, 2002 incorporated by reference in this prospectus have been audited by Goldstein Lewin & Co., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     On July 2, 2002 we announced that we had appointed Goldstein Lewin & Co. to replace Arthur Andersen LLP as our independent auditors. The consolidated financial statements of Visual Data Corporation and subsidiaries as of and for the years ended September 30, 2001 and September 30, 2000, together with the consolidated financial statements of MediaOnDemand.com, Inc. as of and for the years ended December 31, 2001 and December 31, 2000, have been audited by Arthur Andersen LLP, as stated in their reports dated January 1, 2002 and February 7, 2002, respectively, which are incorporated by reference herein. After reasonable efforts, we have been unable to obtain Arthur Andersen LLP’s written consent to the inclusion of our consolidated financial statements into the registration statement of which this prospectus is a part. Accordingly, we have omitted Arthur Andersen’s consent in reliance upon Rule 437a of the Securities Act. Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of acquisition that such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Since Arthur Andersen LLP has not consented to the inclusion of our consolidated financial statements into the registration statement of which this prospectus is a part, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in our consolidated financial statements or any omissions to state a material fact required to be stated therein.

1,302,910 Shares

VISUAL DATA CORPORATION

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

Registration Fees — Securities and Exchange Commission	$249

Listing of Additional Shares — The Nasdaq Stock Market	12,994

Cost of Printing	2,000

Legal Fees and Expenses	5,000

Accounting Fees and Expenses	3,000

Blue Sky Fees and Expenses	0

Miscellaneous	757

Total	$24,000

*	Estimated

Item 15. Indemnification of Directors and Officers.

     The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

     The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

•	violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

•	deriving an improper personal benefit from a transaction,

•	voting for or assenting to an unlawful distribution, and

•	willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The statute does not affect a director’s responsibilities under any other law, including federal securities laws.

     The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 16. Exhibits and Consolidated Financial Statement Schedules.

Exhibit No.	Description

4.1	Specimen Common Stock Certificate(1)

5	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Goldstein Lewin & Co.

23.2	The registrant was unable to obtain the consent of Arthur Andersen LLP. See information under the heading “Experts.”

23.3	Consent of Adorno & Yoss, P.A. (included in Exhibit 5)

(1)	Incorporated by reference to the registrant’s registration statement on Form SB-2, registration no. 333-18819, as amended and declared effective by the SEC on July 30, 1997.

Item 17. Undertakings.

     Visual Data will:

     1.     File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

     2.     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3.     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

II-2

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 31st day of October, 2003.

VISUAL DATA CORPORATION

By: /s/ Randy S. Selman

Randy S. Selman Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy S. Selman as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this registration statement on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy S. Selman Randy S. Selman	President, Chief Executive and Chairman of the Board	October 31, 2003

/s/ Gail Babitt Gail Babitt	Chief Financial Officer and Principal Accounting Officer	October 31, 2003

/s/Alan Saperstein Alan Saperstein	Executive Vice President and Director	October 31, 2003

/s/ Benjamin Swirsky	Director	October 31, 2003

Benjamin Swirsky

/s/ Robert J. Wussler	Director	October 31, 2003

Robert J. Wussler

/s/ Charles S. Johnston	Director	October 31, 2003

Charles S. Johnston

II-3

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Goldstein Lewin & Co.

II-4